Exhibit 99.1

Contact:

WATERSTONE FINANCIAL, INC.	Mark R. Gerke
WATERSTONE BANK	Chief Financial Officer
11200 W. PLANK CT.	414.459.4012
WAUWATOSA, WI 53226	markgerke@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL ANNOUNCES DIRECTOR RETIREMENT

Wauwatosa, Wis. — 4/17/2025  —  Waterstone Financial, Inc. (the “Company”), announced today that Michael Hansen has decided to retire as a Director of the Company and its wholly-owned subsidiary WaterStone Bank SSB.

Mr. Hansen has been a director of the Company since 2003.  Mr. Hansen serves as a member and the chair of the Company’s Audit Committee and as a member of the Company’s Board Executive Committee and Nominating and Corporate Governance Committee.  Mr. Hansen will remain a Director of the Company and WaterStone Bank, and continue to serve as chair of the Audit Committee and as a member of the Board Executive Committee and Nominating and Corporate Governance Committee until a successor has been elected to the Company’s Board of Directors.

During this period of transition, Mr. Hansen will be selling shares of Company stock as part of his broader retirement and estate planning objectives.

“I thank Mike for his 22  years of service and valued leadership for our company,” said Patrick Lawton, Chairman of the Company. “Mike has been vital member of our board and a strong leader of the Audit Committee and we are grateful for Mike’s commitment to continue to serve the Company as we work to identify a successor.”

About Waterstone Financial, Inc:

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank, a community-focused financial institution established in 1921. WaterStone Bank offers a comprehensive suite of personal and business banking products and operates 14 branch locations across southeastern Wisconsin. WaterStone Bank is also the parent company of WaterStone Mortgage Corporation, a national lender licensed in 48 states.

With a long-standing commitment to innovation, integrity, and community service, Waterstone Financial, Inc. supports the financial and homeownership goals of customers nationwide.

For more information about WaterStone Bank, visit wsbonline.com.

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